EXHIBIT 10.50

GUARANTY AGREEMENT

This GUARANTY AGREEMENT, dated as of November 30, 2006 (this “Guaranty Agreement”), made by EquityCo, L.L.C., a Nevada limited liability company (the “Guarantor”), in favor of the Mezzanine Investors (as such term is defined in the Investor Rights Agreement, defined below) (the “Mezzanine Investors”), and Post Advisory Group, L.L.C., a Delaware limited liability company (its successors and assigns and any other financial institution reasonably acceptable to the Mezzanine Investors, the “Collateral Agent”), is entered into pursuant to that certain Amended and Restated Investor Rights Agreement, dated as of November 30, 2006 (as amended, supplemented or otherwise modified from time to time, the “Investor Rights Agreement”), by and among MezzCo, L.L.C., a Nevada limited liability company (the “Company”), the Guarantor, and the Securityholders identified therein.  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the Investor Rights Agreement.

RECITALS

WHEREAS, the Guarantor has agreed that it will be a guarantor of the Company’s obligations to the Mezzanine Investors in connection with the Investor Rights Agreement; and

WHEREAS, the Company has received substantial benefit from the issuance of  Warrants to the Mezzanine Investors and the other transactions contemplated by the Restructuring Documents, and Guarantor, as the managing member of the Company, is expected to benefit, directly or indirectly, from such transactions;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor hereby agrees with the Mezzanine Investors and the Collateral Agent, as follows:

1.     Guaranty.  The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Mezzanine Investors and each of their respective successors, transferees and assigns, as obligor and not merely as a surety, the prompt and complete payment (as and when due and payable) of (i) the obligation of the Company to pay the Redemption Price (as defined in the Warrants) prior to the expiration of the Put Demand Period (as defined in the Warrants) and (ii)  any indebtedness arising under the Put Note (as defined in the Warrant) issued or deemed to be issued pursuant to the Warrants (or any other instruments at any time evidencing any of the obligations referenced in clause (i) or (ii), the “Guaranteed Obligations”) and agrees to pay on demand any and all reasonable costs and expenses (including reasonable fees and out-of-pocket expenses of one outside legal counsel and one outside Nevada counsel for the Collateral Agent and the Mezzanine Investors) which may be paid or incurred by the Collateral Agent or any Mezzanine Investor in collecting, enforcing or exercising any available remedies in respect of any or all of the Guaranteed Obligations and the obligations of the Guarantor under this Guaranty Agreement (its “Guaranty”).  The Guarantor acknowledges and agrees that this Guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require any resort of the Mezzanine Investors or the Collateral Agent to any of the Collateral (as such term is defined in that certain Pledge Agreement, between the Collateral Agent and the

Guarantor, dated as of the date hereof), (the “Collateral”) held as security of the Guaranteed Obligations.

2.     Obligations Unconditional.  The Guarantor hereby guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Warrants, regardless of: (a) any law now or hereafter in effect in any jurisdiction affecting any such terms or the rights of any Mezzanine Investor with respect thereto, or the obligations and liabilities or validity or enforceability of any of the Guaranteed Obligations and the Warrants, or any agreement or instrument relating thereto; (b) any change in the time, manner, or place of payment of, or in any other term in respect of, all or any of the Guaranteed Obligations or any other documents or instruments executed in connection with or related to the Guaranteed Obligations; (c) any exchange or release of, or non-perfection of any lien on or in, any Collateral, if any, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Guaranteed Obligations; or (d) any other circumstances which might otherwise constitute a defense (including a surety defense) available to, or a discharge of, the Company in respect of the Guaranteed Obligations or of the Guarantor in respect of its Guaranty other than the prompt or complete payment in full of such obligations.

This Guaranty Agreement is a continuing guaranty and shall remain in full force and effect until: (a) the prompt and complete payment in full of all the Guaranteed Obligations, and (b) the payment of the other expenses required to be paid by the Guarantor pursuant to Section 1 of this Guaranty Agreement.  This Guaranty Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or is required by any Governmental Authority to be returned by the Collateral Agent or any Mezzanine Investor upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, the Guarantor or otherwise, all as though such payment had not been made.

The obligations and liabilities of the Guarantor under this Guaranty Agreement shall not be conditioned or contingent upon the pursuit by the Collateral Agent, any Mezzanine Investor or any other Person at any time of any right or remedy against the Company or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any Collateral, if any, or other security or guarantee therefore, if any, or right of set off which respect thereto.

The Guarantor hereby consents and agrees that, without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent or any Mezzanine Investor may be rescinded by the Collateral Agent or such Mezzanine Investor and any of the Guaranteed Obligations continued after such rescission.

3.     Waivers.  The Guarantor hereby waives, to the fullest extent permitted by law, (a) promptness and diligence; (b) notice of or proof of reliance by the Collateral Agent or any Mezzanine Investor upon the Guaranty or acceptance of the Guaranty; (c) notice of the incurrence of any Guaranteed Obligations by the Company or the renewal, extension or accrual of any Guaranteed Obligations; (d) notice of any actions taken by the Company or any other party under the Warrants, or any other agreement or instrument relating to the Guaranteed

Obligations; (e) except to the extent required by Applicable Law, presentment, all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Guaranteed Obligations or of the obligations of the Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 3 might constitute grounds for relieving the Guarantor of its obligations hereunder; (f) the failure to perfect any security interest in any of the Collateral; and (g) any requirement that the Collateral Agent of any Mezzanine Investor protect, secure, perfect or insure any lien on any Collateral subject thereto or exhaust any right or take any action against the Company or any other Person or any Collateral, if any.  The Mezzanine Investors and the Collateral Agent may, at their election, foreclose on any Collateral by one or more non-judicial or judicial sales, accept an assignment of any Collateral in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodations with the Company or Guarantor or exercise any other right or remedy available to them against the Company or Guarantor, without affecting or impairing in any way any liability of Guarantor hereunder, except to the extent the Guaranteed Obligations have been paid in full.  Pursuant to Applicable Law, Guarantor waives any defense arising out of any foregoing election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against the Company or any Collateral.

4.     Subrogation.  The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty Agreement, whether acquired by any payment made hereunder, by any set-off or application of funds of the Guarantor by the Collateral Agent, by any Mezzanine Investor or otherwise, until (a) the prompt and complete payment in full of the Guaranteed Obligations and (b) the payment of all other reasonable costs and expenses required to be paid by the Guarantor pursuant to Section 1 hereof.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations and all such other expenses shall not have been paid in full, such amount shall be held in trust by Collateral Agent for the benefit of the Mezzanine Investors, shall be segregated from the other funds of the Guarantor and shall forthwith upon receipt by Guarantor, be paid over to the Collateral Agent for the benefit of the Mezzanine Investors in exact form received by Guarantor (and duly endorsed by Guarantor to the Collateral Agent for the benefit of the Mezzanine Investors, if required) to be credited and applied by the Collateral Agent against the Guaranteed Obligations in accordance with the Warrants, whether matured or unmatured, and all such other expenses in accordance with the terms of this Guaranty Agreement.

5.     Limitation of Liability.  The maximum amount of liability that can be incurred by the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder voidable under fraudulent conveyance or fraudulent transfer laws of the Untied States Bankruptcy Code or any comparable provision of any applicable state law.

6.     No Waiver; Cumulative Remedies.  No failure or delay on the part of the Collateral Agent or any Mezzanine Investor, in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.     Amendments, Waivers and Consents.  Any provision in this Guaranty Agreement, the Warrants, or the other Restructuring Documents to the contrary notwithstanding, changes in or additions to this Guaranty Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived only in accordance with Section 9 of the Investor Rights Agreement.  Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.     Addresses for Notices, Etc.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express or overnight mail or courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

If to the Guarantor:

EquityCo, L.L.C.

c/o OpBiz, L.L.C.

3667 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention:  Joshua Revitz c/o Debbie Faint

Telecopier No.: (702) 785-5080

With a copy to:

Greenberg Traurig LLP

200 Park Avenue

New York, New York 10166

Attn: Joseph Kishel, Esq.

Telecopier No.: (212) 801-6400

If to the Collateral Agent:

Post Advisory Group, L.L.C.

11755 Wilshire Boulevard Suite 1400

Los Angeles, CA 90025

Attention: Carl Goldsmith

Telephone: (310) 996-9600

Telecopier: (310) 996-9669

With a copy to:

Proskauer Rose LLP

One International Place

Boston, MA 02110

Attention: Stephen A. Boyko, Esq.

Telecopier: (617) 526-9899

If to any other Mezzanine Investor:

at such Mezzanine Investor’s address for notice as set forth in the transfer records of the Company, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall, when mailed or sent, respectively, be effective (i) three days after being deposited in the mails or (ii) one Business Day after being deposited with the express overnight mail or courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

9.             Binding Effect; Assignment.  This Guaranty Agreement shall be binding upon and inure to the benefit of the Mezzanine Investors and their respective successors, endorsees, transferees and assigns.  Except as expressly set forth herein, nothing in this Guaranty Agreement shall confer any claim, right, interest or remedy on any third party or inure to the benefit of any third party.

10.           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.           Governing Law.  This Guaranty Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

12.           Headings.  Article, Section and subsection headings in this Guaranty Agreement are included herein for convenience of reference only and shall not constitute a part of this Guaranty Agreement for any other purpose.

13.           Counterparts.  This Guaranty Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Guaranty Agreement by signing any such counterpart.

14.           Number and Gender.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty Agreement as of the date first above written.

GUARANTOR:

EQUITYCO, L.L.C.

By:
Name:
Title:

COLLATERAL AGENT:

POST ADVISORY GROUP, L.L.C., as Collateral
Agent

By:
Name:	Lawrence A. Post
Title:	Chief Investment Officer